Exhibit 99.3

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock of

AUDIENCE, INC.

made by

ORANGE SUBSIDIARY, INC.

a wholly owned subsidiary of

KNOWLES CORPORATION

Pursuant to the Prospectus/Offer to Exchange dated May 19, 2015

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON WEDNESDAY, JUNE 17, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

To Brokers, Dealers, Banks,	May 19, 2015
Trust Companies and other Nominees:

We have been engaged by Orange Subsidiary, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Knowles Corporation, a Delaware corporation (“Knowles”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to exchange each issued and outstanding share of common stock, par value $0.001 per share, of Audience, Inc., a Delaware corporation (“Audience”), for the following consideration:

(i)	$2.50 in cash, without interest, and

(ii)	a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, subject in each case to the adjustment procedures and collar described in the Prospectus/Offer to Exchange (as defined below) and the related Letter of Transmittal (as defined below), which, together with any amendments or supplements thereto, collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of Audience common stock (“Shares”) that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Stock Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare (the “Depositary”) prior to the Expiration Time must tender their Shares according to the guaranteed delivery procedure set forth under the caption “Procedures for Tendering Shares of Audience Common Stock in the Offer—Guaranteed Delivery” of the Prospectus/Offer to Exchange.

Enclosed herewith are copies of the following documents:

1.	The Prospectus/Offer to Exchange dated May 19, 2015 (the “Prospectus/Offer to Exchange”);

2.	The Letter of Transmittal to be used by stockholders of Audience to tender Shares in the Offer (manually signed photocopies of the Letter of Transmittal may also be used to tender Shares) (the “Letter of Transmittal”);

3.	Audience’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Audience, which includes the recommendation of the Audience board of directors that Audience stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

4.	A form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Notice of Guaranteed Delivery to be used to accept the Offer if Stock Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis; and

6.	Return envelope addressed to Computershare as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on June 17, 2015, unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the Expiration Time Shares that, together with any Shares then owned by Knowles or its subsidiaries, including Purchaser, represent more than 50% of the sum of (x) the aggregate number of Shares outstanding immediately prior to the acceptance of Shares for exchange pursuant to the Offer, including Shares subject to Audience restricted stock units or deemed issued pursuant to Audience’s employee stock purchase plan, plus (y) the aggregate number of Shares issuable to holders of Audience stock options from which Audience has received notices of exercise immediately prior to the acceptance of Shares for exchange pursuant to the Offer and as to which Shares have not yet been issued to such exercising holders of Audience stock options, but excluding Shares that have been tendered in the Offer pursuant to guaranteed delivery procedures. The Offer is also subject to other conditions described under “The Offer—Conditions to the Offer” in the Prospectus/Offer to Exchange.

The Audience board of directors has, by the unanimous vote of the Audience directors present at the meeting, (1) determined that the merger agreement (as defined in the Prospectus/Offer to Exchange) and the transactions contemplated thereby, including the Offer and the merger (as defined in the Prospectus/Offer to Exchange), are advisable and in the best interests of Audience and Audience stockholders, (2) approved and authorized the merger agreement and the transactions contemplated thereby, including the Offer and the merger, and (3) recommended that Audience stockholders accept the Offer and tender their Shares pursuant to the Offer.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time, the Purchaser will accept for exchange, and promptly deliver consideration for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Time. To validly tender Shares in the Offer, (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Time, (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange, (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an agent’s message (as defined in the Prospectus/Offer to Exchange) and any other required documents, must be received by the Depositary prior to the Expiration Time, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange and a book-entry confirmation (as defined in the Prospectus/Offer to Exchange) must be received by the Depositary prior to the Expiration Time, or (3) the tendering stockholder must comply with the guaranteed delivery procedures described in the Prospectus/Offer to Exchange prior to the Expiration Time.

Neither the Purchaser nor Knowles will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions regarding the Offer and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number listed on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, KNOWLES, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE PROSPECTUS/OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.